UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 28, 2015

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33368	91-2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2015, Glu Mobile Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, Tencent Holdings Limited (“Tencent”) and Tencent’s controlled affiliate, Red River Investment Limited (“Red River”).  Pursuant to the Purchase Agreement, the Company agreed to issue to Red River in a private placement an aggregate of 21,000,000 shares of the Company’s common stock (the “Shares”) at a purchase price of $6.00 per share, for aggregate proceeds of $126 million (the “Offering”).  The Company issued 12,500,000 Shares to Red River on April 29, 2015 (the “Initial Closing”) and will issue the remaining 8,500,000 Shares at a second closing (the “Second Closing”) following the expiration or termination of the waiting period under the Hart—Scott—Rodino Antitrust Improvements Act of 1976 applicable to the Offering.

In connection with the Offering, the Company, Tencent and Red River have entered into a Voting and Standstill Agreement (the “Voting Agreement”), pursuant to which the Company agreed to cause Xiaoyi (“Steven”) Ma, Senior Vice President of Tencent, to be elected and appointed as a new member of its Board of Directors (“Board”) as a Class I director, and to subsequently nominate for future director elections Mr. Ma or his successor as the Tencent Designee (as defined in the Voting Agreement).  On April 28, 2015, the Board so elected Mr. Ma, contingent upon, and effective the day immediately following, the Initial Closing.  Tencent will continue to have a right to appoint one member to the Board so long as (1) Tencent and its controlled Affiliates, including Red River (“Tencent Group”), continue to hold a net long ownership position of at least 5% of the Company’s outstanding shares (the “Rights Minimum”) and (2) Tencent or Tencent’s Designee does not materially breach any material obligation to the Company under the Voting Agreement and a separate confidentiality agreement between the parties related to confidentiality and use limitations for information Mr. Ma (or a subsequent Tencent Designee) obtains by virtue of serving on the Board, which breach is not cured within 30 days following Tencent’s receipt of written notice of such breach.

Pursuant to the Voting Agreement, Tencent has agreed to vote all shares of the Company’s common stock held by Tencent Group that it is entitled to vote at any meeting of stockholders of the Company in favor of:

•                  certain corporate matters specified in the Voting Agreement if the matter has been recommended by a majority of the Company’s Board that includes at least 50% of the Board’s non-executive directors (a “Majority Recommendation”) and

•                  any matter for which the Tencent Designee votes in favor and for which the Glu Board has also provided a recommendation to vote in favor (collectively, the “Voting Restrictions”).

In addition, Tencent Group has agreed that for any matter that has received a Majority Recommendation, to the extent Tencent Group has beneficial ownership in excess of 20% of the Company’s outstanding common stock, it will vote such shares of the Company’s common stock in excess of 20% in accordance with such Majority Recommendation (the “Voting Limit”).  Pursuant to the Voting Agreement, Tencent has agreed to provide the Company with written notice of the maximum amount of common stock of the Company that it and its controlled affiliates collectively intends to acquire in the following six (6) month period prior to commencing such acquisition (but such notice need not state when in such period such securities may be acquired).

The Voting Limit terminates upon (1) a third party acquiring more than 20% of the outstanding common stock of the Company, provided that if such holder’s ownership thereafter falls to 20% or lower, the Voting Limit will again be in effect; and (2) the eighth anniversary following the Initial Closing.  Both the Voting Restrictions and the Voting Limit terminate (1) the extent to which, following Negotiated Transaction Discussions (as defined in the Voting Agreement), the Board, approves a transaction whereby Tencent and its controlled Affiliates collectively have economic beneficial ownership equal to at least 50% of the total Common Stock of the Company then outstanding, or (2) if Tencent no longer has a designee on, or the right to appoint a designee to, the Company’s Board.

Tencent also agreed, subject to certain exceptions, including engaging in Negotiated Transactions (as defined in the Voting Agreement) and mutually agreed commercial transactions with the Company, that it and its controlled affiliates will not, unless approved by a majority of the disinterested members of the Board, directly or indirectly, alone or in concert with others:

•                  own in excess of 25% of Company’s stock;

•                  acquire any material assets, indebtedness or businesses of the Company or any of its controlled affiliates;

•                  propose or engage in any tender or exchange offer, merger, consolidation, acquisition, or other business combination, involving the Company or any of its controlled affiliates or significant assets of the Company or any of its controlled affiliates (provided that Tencent will not be restricted from tendering securities into any tender offer or exchange offer);

•                  propose or engage in any recapitalization, restructuring, reorganization, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its controlled affiliates or any of their respective securities;

•                  make, participate in or intentionally encourage any solicitation of proxies or consents;

•                  intentionally seek representation on or to control the management, Board or policies of the Company or to obtain representation on the Board;

•                  propose any matter to be voted upon by the stockholders of the Company;

•                  form or participate in any Group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) with respect to any material or significant securities or assets of the Company for purposes of the foregoing;

•                  take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth above; or

•                  intentionally enter into any formal or informal discussions or arrangements with any third party, other than discussions or arrangements with representatives of Tencent or arrangements with Tencent’s controlled affiliates, for the purpose of any of the foregoing.

These standstill provisions will be suspended upon (1) the Company entering into an agreement providing for (a) the Acquisition (as defined in the Voting Agreement) of the Company including by stock purchase, merger or the acquisition and/or license of all or substantially all of the Company assets and/or intellectual property or (b) the acquisition of, including by way of tender offer or otherwise, beneficial ownership representing a majority of the voting power of the Company or (2) a third party acquiring and holding more than 25% of the outstanding common stock of the Company and will terminate upon the earlier to occur of (1) the completion of a Competing Transaction (as defined in the Voting Agreement), (2) Tencent no longer holding the Rights Minimum or (3) the eighth anniversary following the Initial Closing.

In addition, pursuant to the Voting Agreement, the Company has agreed not to enter into any agreement with a third party in furtherance of an Acquisition (as defined in the Voting Agreement) that would preclude the ability of the Company to conduct discussions or negotiations or reach an agreement with Tencent Group until after a five business day waiting period following the Company’s delivery of a written notice to Tencent, stating the Company is contemplating a potential Acquisition, provided that such notice need not state the name of any potential party to such Acquisition, any of the terms or any other aspect thereof or whether there are more than one such Acquisitions being considered (“ROFN Notice”).  The Company further agreed that if, after the expiration of the aforementioned five business day waiting period, the Company enters into an Acquisition agreement with a third party, no such Acquisition agreement will preclude the ability of the Board to consider a bona fide, written and unsolicited Proposal from Tencent Group or any other third party that may be superior to the terms in such definitive agreement, and to change its recommendation with respect thereto following such consideration, to the extent required by Delaware law.  During the five-day waiting period, if requested by Tencent, the Company has agreed to negotiate in good faith with Tencent regarding a potential Acquisition involving Tencent Group and the Company.  During this five-day waiting period, the Company may negotiate with any other third party.  Following this five-day waiting period, the Company will have no further obligation to provide a ROFN Notice to Tencent with respect to any third party for a period of 180 days commencing the day following the end of the five-day waiting period.

The requirement that the Company provide ROFN Notices terminates upon the earlier of (1) the consummation of an Acquisition of the Company, (2) the date Tencent no longer has a designee on, or the right to appoint a designee to, the Company’s Board and (3) the eighth anniversary following the Initial Closing.

Further, the Company, Tencent and Red River entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within 45 days of any request made by Red River at any time following the date that is six months from the Initial Closing and to use all reasonable efforts to have the Registration Statement declared effective by the SEC within 120 days after such request.  The Registration Rights Agreement also granted Red River customary piggyback registration rights.

Tencent and its Affiliates, including Red River, also agreed to a lock-up provision whereby they will not sell any of the Shares for a period of 18 months following the Initial Closing.

The foregoing descriptions of the Purchase Agreement, the Voting and Standstill Agreement and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Purchase Agreement, which is filed as Exhibit 99.04 to this report and incorporated herein by reference, the Voting and Standstill Agreement, which is filed as Exhibit 99.05 to this report and incorporated herein by reference and the Registration Rights Agreement, which is filed as Exhibit 4.01 to this report and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On April 29, the Company issued a press release announcing its financial results for the first quarter ended March 31, 2015.  A copy of the press release is attached as Exhibit 99.01 to this report. In addition, on April 29, 2015, the Company made available on its corporate website at www.glu.com/investors supplemental slides that were referenced during the Company’s earnings call to discuss its financial results for the first quarter ended March 31, 2015. A copy of such supplemental slides is attached as Exhibit 99.02 to this report.

The information in this Item 2.02, including Exhibits 99.01 and 99.02 to this report, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibits 99.01 and 99.02 shall not be incorporated by reference into any registration statement or other document filed by the Company with the Securities and Exchange Commission, whether made before or after the date of this report, regardless of any general incorporation language in such filing (or any reference to this Current Report on Form 8-K generally), except as shall be expressly set forth by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this report. All of the Shares were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended, provided by Section 4(2) and/or Regulation D, Rule 506 promulgated thereunder, as a transaction with accredited investors not involving a public offering, and/or pursuant to an exemption provided by Rule 903 of Regulation S as an offshore transaction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the transaction described in Item 1.01 above.  In conjunction with that transaction, on April 28, 2015, the Board elected Mr. Ma as a member of the Board, effective April 30, 2015 (the day immediately following, the Initial Closing).  It is not currently expected that Mr. Ma will serve on any of the Board’s committees.  Mr. Ma has no relationships or transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Ma, 41, has more than a decade of management experience in the technology industry.  Since 2007, Mr. Ma has served in various roles with Tencent, a leading Internet company in China and arguably the world’s largest gaming company, including currently serving as its Senior Vice President.  Mr. Ma also serves as a member of the board of directors of iDreamSky Technology Limited, a mobile game publishing platform in China.  Mr. Ma received a bachelor’s degree in computer science from Shanghai Jiao Tong University and an M.B.A. degree from Fudan University.

Item 8.01 Other Events.

On April 29, 2015, the Company issued a press release to announce the Initial Closing.  The press release is filed as Exhibit 99.03 and is incorporated herein by reference.

The shares of the Company’s Common Stock acquired by Red River in the Initial Closing will not be voted in the 2015 annual meeting of Glu’s stockholders to be held June 4, 2015 (the “Annual Meeting” because they were acquired after the Annual Meeting’s record date of April 8, 2015.

The following table sets forth certain information regarding ownership of our common stock as of April 29, 2015, by the following persons:

•                                          Each Named Executive Officer (as such term is defined in the definitive proxy statement for the Annual Meeting);

•                                          Each of the Company’s directors;

•                                          All current executive officers and directors of the Company as a group; and

•                                          All persons known to us to beneficially own 5% or more of the Company’s common stock.

The Company calculated the “Percent of Class” based on 120,333,919 shares of common stock outstanding on April 29, 2015, which includes the 12,500,000 shares acquired by Red River in the Initial Closing on April 29, 2015.  In accordance with SEC regulations, the Company also included shares subject to equity awards that are currently vested or will become vested by June 28, 2015 (i.e., within 60 days of April 29, 2015).  The Company deems those shares outstanding and beneficially owned by the person holding the award for computing that person’s percentage ownership, but they are not treated as outstanding for computing any other person’s percentage ownership.  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares each person beneficially owns, and the address of each person is: c/o Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
Red River Investment Limited(1)	12,500,000	10.4%

Named Executive Officers and Directors:
Niccolo M. de Masi(2)	1,629,282	1.3
Eric R. Ludwig(3)	750,808	*
Chris Akhavan(4)	261,923	*
Scott Leichtner(5)	284,255	*
Lorne Abony(6)	392,382	*
Eric R. Ball(7)	113,331	*
Ann Mather(8)	323,766	*
William J. Miller(9)	369,796	*
Hany M. Nada (10)	3,360,062	2.8
Benjamin T. Smith, IV(11)	295,000	*
All directors and executive officers as a group (10 persons)(12)	7,780,605	6.3

*                 Represents beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.

(1)                     The information is based solely upon the Company’s sale and issuance of 12,500,000 shares of its common stock to Red River Investment Limited (“Red River”), a controlled affiliate of Tencent Holdings Limited, on April 29, 2015, and does not include an additional 8,500,000 shares that Red River may acquire from the Company subject to the expiration or termination of the waiting period under the Hart—Scott—Rodino Antitrust Improvements Act of 1976 applicable to the offering of such shares.  The address for Red River is c/o Tencent Holdings Limited, Level 29, Three Pacific Place 1 Queen’s Road East, Wanchai, Hong Kong.

(2)                     Includes 1,313,332 shares subject to options that are exercisable and 209,188 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(3)                     Includes (a) 41,218 shares held by The Ludwig McKillop Trust, of which Mr. Ludwig and his spouse, Mary Elizabeth McKillop, are the co-trustees, and (b) 636,340 shares subject to options that are exercisable and 16,250 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(4)                     Includes 224,643 shares subject to options that are exercisable and 8,803 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(5)                     Includes 245,981 shares subject to options that are exercisable and 4,415 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(6)                     Includes 93,332 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(7)                     Includes 83,331 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(8)                     Includes 295,100 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(9)                     Includes 294,796 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(10)              Includes (a) 3,021,537 shares held by Granite Global Ventures II L.P. and (b) 60,092 shares held by GGV II Entrepreneurs Fund L.P.   Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner.  Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities.  Also includes 253,433 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(11)              Includes 260,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

(12)              Represents the shares included in footnotes (2) through (11).  Includes 3,700,288 shares subject to options that are exercisable and 388,656 shares that will settle pursuant to restricted stock unit awards within 60 days of April 29, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.01                                                                        Registration Rights Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investment Limited.

99.01                                                                 Press release issued by the Company regarding its financial results for the first quarter ended March 31, 2015, dated April 29, 2015.

99.02                                                                 Supplemental slides made available by the Company on its corporate website on April 29, 2015.

99.03                                                                 Press release issued by the Company regarding the Initial Closing.

99.04                                                                 Purchase Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investment Limited.

99.05                                                                 Voting and Standstill Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investment Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: April 29, 2015	By:	/s/ Scott J. Leichtner
Name: Scott J. Leichtner
Title: Vice President and General Counsel

EXHIBIT INDEX

Number	Description

4.01	Registration Rights Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investments Limited.

99.01	Press release issued by the Company regarding its financial results for the first quarter ended March 31, 2015, dated April 29, 2015.

99.02	Supplemental slides made available by the Company on its corporate website on April 29, 2015.

99.03	Press release issued by the Company regarding the Initial Closing.

99.04	Purchase Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investments Limited.

99.05	Voting and Standstill Agreement dated as of April 29, 2015 by and between the Company, Tencent Holdings Limited and Red River Investments Limited.